April 14, 2025
RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
Re:
RiverSource Life Insurance Company (“Registrant”)
Registration Statement on Form S-3
Gentlemen:
I am familiar with the above-referenced Registration Statement on Form S-3 filed by RiverSource Life Insurance Company (the “Company”) with the Securities and Exchange Commission in connection with the RiverSource Guarantee Period Account Interests  offered in connection with certain variable annuity contracts (“Guarantee Period Account Interests”).
I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:
1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the Guarantee Period Account Interests.
2. The Guarantee Period Account Interests  issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Nicole D. Wood
Nicole D. Wood Assistant General Counsel and Assistant Secretary